Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact:

David Rubinger

Equifax Inc.

404.885.8555

david.rubinger@equifax.com

Equifax to Launch $850 Million Commercial Paper Program

ATLANTA, May 22, 2007 – Equifax Inc. (NYSE: EFX) today announced that it will launch a new commercial paper program with a capacity of up to $850 million.  The commercial paper program is expected to be used initially to refinance approximately $400 million in outstanding borrowings under Equifax’s senior unsecured revolving credit agreement among Equifax, Equifax PLC, SunTrust Bank as administrative agent and various lenders with a capacity of up to $850 million.  The credit agreement will then be used primarily to support the commercial paper program.  The balance of the commercial paper program, if any, will be used for other general corporate purposes.

According to Lee Adrean, Equifax’s Corporate Vice President and Chief Financial Officer, “Through launching this initiative, Equifax has broadened its sources of funding while increasing our flexibility to raise short-term capital at competitive market rates.”

Equifax has commissioned Banc of America Securities LLC and SunTrust Capital Markets Inc. to act as dealers on the program.  JPMorgan Chase Bank NA will act as issuing and paying agent under the program.  This program will provide Equifax with added financial flexibility to meet its ongoing corporate funding needs.

The program is rated A-2 by Standard & Poor’s and P-2 by Moody’s Investors Service.  Equifax’s long-term debt is rated BBB+ by Standard & Poor’s and Baa1 by Moody’s.

The securities to be offered by Equifax in any commercial paper program will not be registered under the Securities Act of 1933 and may not be offered or sold in the United

States absent registration or an applicable exemption from registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy Equifax’s notes under its commercial paper program.

About Equifax (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

Customers have trusted Equifax for over 100 years to deliver innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, and much more.  We empower individual consumers to manage their personal credit information, protect their identity, and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. employs approximately 6,900 people in 14 countries through North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

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Caution Concerning Forward-Looking Statements

Statements in this press release that relate to Equifax’s future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Future events, risks and uncertainties, individually or in the aggregate, could cause our actual results to differ materially from those expressed or implied in these forward-looking statements. Those factors include, but are not limited to, changes in worldwide and U.S. economic conditions that materially impact consumer spending and consumer debt, changes in demand for Equifax’s products and services, our ability to develop new products and services, pricing and other competitive pressures, risks relating to illegal third party efforts to access data, risks associated with our ability to complete and integrate acquisitions and other investments, changes in laws and regulations governing our business, including federal or state responses to identity theft concerns, the outcome of pending litigation, the impact of tax audits by the IRS or other taxing authorities, and certain other factors discussed under the caption “Risk Factors” in the Management’s Discussion and Analysis section of Equifax’s Annual Report on Form 10-K for the year ended December 31, 2006, and in our other filings with the Securities and Exchange Commission. Equifax assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.